Exhibit 99.1

Press Release

SystemOne Technologies Reports Second Quarter 2004 Results

MIAMI, Florida, August 9, 2004—SystemOne Technologies Inc. (OTC BB:STEK.OB) today reported its second quarter 2004 operating results.

Revenues for the three months ended June 30, 2004 were $358,000 compared to revenues of $5,686,000 in the corresponding period of 2003, a 93.7% decrease. The Company reported an operating loss for the three months ended June 30, 2004 of $897,000 compared with an operating profit of $1,305,000 in the corresponding period of 2003. The Company’s net loss for the three months ended June 30, 2004 was $1,202,000 or a loss of 24 cents per share, compared with a net profit of $647,000 or a profit of 13 cents per share, in the corresponding period of 2003. The Company’s net loss to common stock after preferred dividends for the three months ended June 30, 2004 was $1,705,000 or a loss of 34 cents per share, compared with a net profit of $96,000 or a profit of 2 cents per share, in the corresponding period of 2003.

Revenues for the six months ended June 30, 2004 were $842,000 compared to revenues of $11,310,000 in the corresponding period of 2003, a 92.6% decrease. The Company reported an operating loss for the six months ended June 30, 2004 of $1,722,000 compared with an operating profit of $2,799,000 in the corresponding period of 2003. The Company’s net profit for the six months ended June 30, 2004 was $11,663,000 or a profit of $2.35 per share, compared with a net profit of $1,446,000 or a profit of 29 cents per share, in the corresponding period of 2003. The Company’s net profit to common stock after preferred dividends for the six months ended June 30, 2004 was $10,578,000 or a profit of $2.13 per share, compared with a net profit of $343,000 or a profit of 7 cents per share, in the corresponding period of 2003.

Chief Executive Officer Paul I. Mansur stated, “We are progressing with the development of a national third party distribution network as the Company transitions from its exclusive distribution arrangement with Safety-Kleen. We have appointed 18 distributors to date, another 7 distributor appointments are pending and we plan to complete the development of a national distribution network totaling about 35-40 distributors by year end.”

Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded 11 U.S. patents and 13 foreign patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially including the Company’s ability to successfully complete the development of its national third party distribution network. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

CONTACT: SystemOne Technologies Inc.
Paul I. Mansur, Chief Executive Officer, 305/593-8015

SYSTEMONE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,253	$8,359
Receivables, net of allowance of $2 and $0	136	7
Inventories	2,350	1,745
Prepaid and other assets	194	386
Assets held for sale	39	39

Total current assets	7,972	10,536

Property and equipment, net	453	540
Other assets	76	197

Total assets	$8,501	$11,273

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,163	$1,165
Warranty accrual	210	241
Deferred revenue	36	64
Current installments of long-term debt and obligations under capital leases	8	31

Total current liabilities	1,417	1,501

Long-term debt	14,874	29,150
Warranty accrual, non-current	101	176

Total liabilities	16,392	30,827

Commitments and contingencies

Redeemable convertible preferred stock, $1.00 par value per share. Authorized 1,500,000 shares, 205,396 issued and outstanding (197,376 in 2003), at liquidation value	20,540	19,738
Less unamortized discount	—	(283)

Net redeemable convertible preferred stock	20,540	19,455

Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 25,000,000 shares, issued and outstanding 4,960,087	5	5
Additional paid-in capital	20,723	20,723
Deficit	(49,159)	(59,737)

Total stockholders’ deficit	(28,431)	(39,009)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$8,501	$11,273

SYSTEMONE TECHNOLOGIES INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenue	$358	$5,686	$842	$11,310
Cost of goods sold	335	3,498	823	6,877

Gross profit	23	2,188	19	4,433

Operating expenses:
Selling, general and administrative	811	789	1,538	1,443
Research and development	109	94	203	191

Total operating expenses	920	883	1,741	1,634

Operating (loss) income	(897)	1,305	(1,722)	2,799

Other (expense) income:
Safety-Kleen termination fee income	—	—	4,000	—
Gain on Notes repurchase	—	—	10,217	—
Interest expense	(341)	(772)	(697)	(1,570)
Interest income	11	131	25	250

Other (expense) income, net	(330)	(641)	13,545	(1,320)

(Loss) income before income tax provision	(1,227)	664	11,823	1,479

Income tax benefit (provision)	25	(17)	(160)	(33)

Net (loss) income	(1,202)	647	11,663	1,446

Dividends and accretion of discount on redeemable convertible preferred stock	(503)	(551)	(1,085)	(1,103)

Net (loss) income available to common shares	$(1,705)	$96	$10,578	$343

Basic net (loss) income per common share	$(.34)	$.02	$2.13	$.07

Diluted net (loss) income per common share	$(.34)	$.02	$1.04	$.06

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